EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS THIRD QUARTER RESULTS

Third Quarter Highlights (2013 compared to 2012):

•                  Q3 net sales: decreased 1% to $348.5 million, but increased 2% in Commercial and 6% in Public Sector

•                  Q3 gross profit: increased 2% to $49.6 million — gross profit margin increased to 14.2% from 13.7%

•                  Q3 operating profit: increased 4% to $4.1 million

•                  Q3 EBITDA: remained at $7.1 million

•                   Q3 diluted earnings per share (EPS): increased 7% to $0.16

•                  Q3 operating cash flow: $48.8 million

El Segundo, California — November 6, 2013 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the third quarter of 2013. Consolidated net sales for Q3 2013 were $348.5 million, a decrease of $4.0 million, or 1%, from $352.5 million in Q3 2012. Consolidated gross profit for Q3 2013 increased $1.2 million, or 2%, to $49.6 million from $48.4 million in Q3 2012. Consolidated gross profit margin was 14.2% in Q3 2013, up from 13.7% in Q3 2012. EBITDA (as defined below) remained relatively unchanged at $7.1 million in each of Q3 2013 and Q3 2012. Consolidated operating profit for Q3 2013 increased $0.1 million, or 4%, to $4.1 million compared to $4.0 million for Q3 2012. Consolidated net income increased $0.1 million, or 6%, to $1.9 million in Q3 2013 compared to $1.8 million for Q3 2012. Diluted EPS for Q3 2013 was $0.16 compared to diluted EPS of $0.15 for Q3 2012, an increase of 7%.

Commenting on the Company’s third quarter results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “I am proud of the way our team performed in Q3, despite a very challenging demand environment. On the heels of an excellent Q2, we faced headwinds in several of our businesses.  For instance, while our federal government business grew, it was hampered by the sequestration and uncertainty surrounding the government shut-down and debt ceiling debates in Washington. Our MacMall business was negatively impacted by customers deferring purchases as they anticipated Apple’s major CPU and tablet product releases, which for the first time in recent history are taking place primarily in a calendar Q4. Finally, we mentioned on our Q2 conference call that our services business would be impacted by a software upgrade at a key solution partner in the healthcare space.  We anticipated this issue could impact our consolidated results by approximately $0.03 per share but it ultimately impacted our results by $0.05 per share. In addition, we continue to execute on our rebranding strategy, which in the third quarter cost us approximately $0.7 million or $0.03 per share in related expenses. We believe this rebranding strategy over time will help us maximize our efficiencies and growth opportunities. While to date the market has not improved markedly from Q3 we believe that many of these challenges will abate in the near term. Despite those headwinds, we were able to grow our gross margin and operating profit by improving our product mix and continuing to be disciplined on expenses.”

Khulusi continued, “With respect to product mix, we continued to see double digit growth in important categories for us including networking and storage, a testament to the traction we continue to gain with our customers. In addition, excluding the impact of the software upgrade that impacted our services revenue, our overall services revenue grew 7%.”

Khulusi concluded, “While it is early, we expect that in the fourth quarter we will return to growth.  Looking into 2014 we believe we are well positioned to continue to grow profitably as we leverage market trends that favor companies that can deliver value to their customers through the conceptualization and delivery of thoughtful IT solutions.”

As we stated in the fourth quarter of 2012, we revised our accounting for revenue recognition of certain software maintenance and subscription transactions that were previously recorded on a gross basis, to record such transactions on a net sales basis with no corresponding cost of goods sold. We have revised revenues and cost of sales in all reported prior periods to reflect this immaterial change, which had no impact on our consolidated gross profit, operating profit or earnings per share.

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended September 30,
	2013		2012
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$252,590	72%	$247,956	70%	$4,634	2%
Public Sector	55,691	16	52,672	15	3,019	6
MacMall	40,240	12	51,903	15	(11,663)	(22)
Corporate & Other	(2)	—	(5)	—	3	NM (1)
Consolidated	$348,519	100%	$352,526	100%	$(4,007)	(1)%

(1)  Not meaningful.

Consolidated net sales were $348.5 million in Q3 2013 compared to $352.5 million in Q3 2012, a decrease of $4.0 million, or 1%.  Consolidated sales of services were $30.0 million in Q3 2013 compared to $30.4 million in Q3 2012, a decrease of $0.4 million, or 1%, and represented 8.6% of net sales in each of Q3 2013 and Q3 2012.

Commercial net sales were $252.6 million in Q3 2013 compared to $248.0 million in Q3 2012, an increase of $4.6 million, or 2%. Sales of services in the Commercial segment decreased by $0.6 million, or 2%, to $28.6 million in Q3 2013 from $29.2 million in Q3 2012, and represented 11% and 12% of Commercial net sales in Q3 2013 and Q3 2012, respectively. The decrease in sales of services in the Commercial segment was primarily due to a software upgrade that was impacting one of our primary solution partners in the healthcare space that we discussed on our second quarter earnings conference call. This software upgrade and the resulting decrease in our service revenues associated with that partner impacted our Commercial segment’s service revenues by $2.5 million in Q3 2013. Excluding the $2.5 million impact, sales of services in our Commercial segment would have increased by $1.9 million, or 7% in Q3 2013 compared to Q3 2012. We believe that the decrease in service revenues attributable to this partner’s software upgrade only affects our Commercial net sales for Q3 2013 and do not currently expect it to have a negative impact on our Commercial segment’s results in future periods.

Public Sector net sales were $55.7 million in Q3 2013 compared to $52.7 million in Q3 2012, an increase of $3.0 million, or 6%. This increase was primarily due to a $5.2 million, or 17%, increase in our federal government business, partially offset by a $2.1 million, or 10%, decrease in our state and local government and educational institutions (SLED) business. The increase in our federal government business was primarily due to sales made under our new or expanded contracts awarded in the fourth quarter of 2012, but we believe that our federal government business was impacted by ongoing federal government budget constraints. The decrease in our SLED business was primarily due to a higher mix of software maintenance products that are reported on a net basis.

MacMall net sales were $40.2 million in Q3 2013 compared to $51.9 million in Q3 2012, a decrease of $11.7 million, or 22%. We believe our MacMall business was negatively impacted by customers deferring purchases as they anticipate Apple’s major CPU and tablet product releases, which for the first time in recent history are taking place primarily in a calendar Q4.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $49.6 million in Q3 2013, an increase of $1.2 million, or 2%, from $48.4 million in Q3 2012. Consolidated gross profit margin grew to 14.2% in Q3 2013 from 13.7% in Q3 2012. These results include a $1.1 million benefit related to an LCD flat panel class action settlement in Q3 2013.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $45.4 million in Q3 2013 compared to $44.4 million in Q3 2012, an increase of $1.0 million, or 2%. Consolidated SG&A expenses as a percentage of net sales increased to 13.0% in Q3 2013 from 12.6% in Q3 2012. The increase in consolidated SG&A expenses in Q3 2013 was primarily due to an increase in personnel costs of $1.2 million.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended September 30,								Change in
	2013			2012			Change in		Operating
	Operating	Operating Profit(Loss)		Operating	Operating Profit(Loss)		Operating Profit (Loss)		Profit (Loss) Margin
	Profit (Loss)	Margin(1)		Profit(Loss)	Margin(1)		$	%	%
Commercial	$15,649	6.2%		$14,488	5.8%		$1,161	8%	0.4%
Public Sector	1,768	3.2		1,943	3.7		(175)	(9)	(0.5)
MacMall	250	0.6		765	1.5		(515)	(67)	(0.9)
Corporate & Other	(13,522)	(3.9	)(1)	(13,203)	(3.7	)(1)	(319)	2	(0.2	)(1)
Consolidated	$4,145	1.2%		$3,993	1.1		$152	4%	0.1%

(1) Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $4.1 million in Q3 2013 compared to $4.0 million in Q3 2012, an increase of $0.1 million, or 4%.

Commercial operating profit was $15.6 million in Q3 2013 compared to $14.5 million in Q3 2012, an increase of $1.1 million, or 8% primarily due to increased Commercial net sales discussed above and a $2.5 million increase in Commercial gross profit, partially offset by a $1.4 million increase in personnel costs. The decrease in Commercial service revenues relating to the previously discussed ongoing software upgrade that was impacting one of our primary solution partners in the healthcare space impacted our Commercial operating profit by $1.1 million during Q3 2013.

Public Sector operating profit was $1.8 million in Q3 2013 compared to $1.9 million in Q3 2012, a decrease of $0.1 million, or 9%. This decrease was primarily due to a $0.2 million increase in advertising expenses related to our rebranding efforts, while gross profit remained flat year over year.

MacMall operating profit was $0.3 million in Q3 2013 compared to $0.8 million in Q3 2012, a decrease of $0.5 million, or 67%, primarily due to a $1.2 million decrease in MacMall gross profit, partially offset by a $0.3 million decrease in personnel costs, a $0.2 million decrease in credit card processing fees and a $0.1 million decrease in variable fulfillment costs.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $13.5 million in Q3 2013 compared to $13.2 million in Q3 2012, an increase of $0.3 million, or 2%, primarily due to a $0.4 million increase in personnel costs and increases in other variable operating expenses, partially offset by a $0.4 million decrease in severance expenses.

Consolidated Balance Sheet

Accounts receivable at September 30, 2013 was $180.7 million, a decrease of $9.4 million from December 31, 2012. Inventory at September 30, 2013 was $48.6 million, a decrease of $20.4 million from December 31, 2012, as we anticipated new product announcements early in the fourth quarter. Accounts payable at September 30, 2013 was $95.2 million, a decrease of $7.7 million from December 31, 2012. Capital expenditures during the nine months ended September 30, 2013 were $8.8 million compared to capital expenditures of $6.8 million during the nine months ended September 30, 2012 and included approximately $2.2 million of unfinanced building related costs. Outstanding borrowings under our line of credit decreased by $24.5 million to $63.1 million at September 30, 2013 compared to December 31, 2012. Working capital increased to $59.7 million at September 30, 2013 from $55.4 million at December 31, 2012, despite a $1.6 million investment in stock repurchases during that time period and the $2.2 million of unfinanced building related costs.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2013	2012
Commercial	450	483
Public Sector	111	114
MacMall	137	142
Total	698	739

(1)         Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix:	2013	2012	Growth
Notebooks	18%	17%	5%
Software (1)	16	16	1
Desktops	9	9	4
Delivered services	9	9	(1)
Networking	8	8	12
Storage	6	5	17
Displays	6	5	14
Manufacturer service and warranty	5	4	37
Tablets	5	7	(24)
Input devices	3	3	(5)
Accessories	3	4	(17)
Servers	3	4	(22)
Other (2)	9	9	(4)
Total	100%	100%

(1)  Software includes gross sales billed to customers including software licenses, maintenance and enterprise agreements at their full billed value.

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that this non-GAAP financial measure allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 6, 2013 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 12:00 p.m. ET on November 6, 2013 until November 13, 2013 and can be accessed by calling: (855) 859-2056 (International (404) 537-3406) and inputting pass code 91889196.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended September 30, 2013, we generated over $1.4 billion in revenue and now have over 2,800 employees, 67% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our rebranding and other growth initiatives, the effect of the timing of Apple’s major CPU and tablet product releases on our results, expectations regarding the reduction of uncertainties associated with federal government spending, the resolution of the software upgrade at a major solution partner, the productivity of our teams or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in our brands and new go to market strategy and expanded business models, including without limit, our services and consultative selling capabilities and new data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended June 30, 2013, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$348,519	$352,526	$1,052,108	$1,038,897
Cost of goods sold	298,934	304,134	904,434	895,228
Gross profit	49,585	48,392	147,674	143,669
Selling, general and administrative expenses	45,440	44,331	134,361	136,229
Revaluation of earnout liability	—	68	—	(107)
Operating profit	4,145	3,993	13,313	7,547
Interest expense, net	892	967	2,445	2,807
Income before income taxes	3,253	3,026	10,868	4,740
Income tax expense	1,329	1,213	4,545	1,966
Net income	$1,924	$1,813	$6,323	$2,774

Basic and Diluted Earnings Per Common Share
Basic	$0.17	$0.15	$0.55	$0.23
Diluted	0.16	0.15	0.53	0.23

Weighted average number of common shares outstanding:
Basic	11,593	12,039	11,530	12,024
Diluted	12,034	12,177	11,844	12,205

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT

(unaudited, in thousands)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2013	2012	2013	2012
EBITDA(a):
Consolidated operating profit		$4,145	$3,993	$13,313	$7,547
Add:	Consolidated depreciation expense	2,481	2,361	7,330	7,130
	Consolidated amortization expense	506	755	1,554	2,288
EBITDA		$7,132	$7,109	$22,197	$16,965

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,428	$6,535
Accounts receivable, net of allowances of $1,038 and $1,459	180,689	190,079
Inventories	48,559	68,942
Prepaid expenses and other current assets	19,361	14,028
Deferred income taxes	3,129	3,004
Total current assets	261,166	282,588
Property and equipment, net	52,039	48,180
Deferred income taxes	192	380
Goodwill	25,510	25,510
Intangible assets, net	55,44	7,098
Other assets	6,117	1,979
Total assets	$350,568	$365,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,244	$102,972
Accrued expenses and other current liabilities	27,882	30,371
Deferred revenue	13,647	5,411
Line of credit	63,085	87,630
Notes payable — current	1,601	812
Total current liabilities	201,459	227,196
Notes payable and other long-term liabilities	18,346	16,750
Deferred income taxes	7,259	5,678
Total liabilities	227,064	249,624
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,968,116 and 14,560,801 shares issued; and 11,705,723 and 11,525,459 shares outstanding, respectively	15	14
Additional paid-in capital	115,035	111,952
Treasury stock, at cost: 3,262,393 and 3,035,342 shares, respectively	(15,321)	(13,688)
Accumulated other comprehensive income	2,130	2,511
Retained earnings	21,645	15,322
Total stockholders’ equity	123,504	116,111
Total liabilities and stockholders’ equity	$350,568	$365,735

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net income	$6,323	$2,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,884	9,418
Provision for deferred income taxes	1,585	2,514
Net tax benefit related to stock option exercises	—	92
Excess tax benefit related to stock option exercises	(260)	(141)
Non-cash stock-based compensation	1,220	1,502
Decrease in earnout liability	—	(107)
Change in operating assets and liabilities:
Accounts receivable	9,390	5,325
Inventories	20,383	13,893
Prepaid expenses and other current assets	(5,476)	(3,792)
Other assets	(3,091)	207
Accounts payable	(6,599)	(1,115)
Accrued expenses and other current liabilities	(2,151)	(5,026)
Deferred revenue	8,236	9,037
Total adjustments	32,121	31,807
Net cash provided by operating activities	38,444	34,581
Cash Flows From Investing Activities
Purchases of property and equipment	(8,821)	(6,765)
Net cash used in investing activities	(8,821)	(6,765)
Cash Flows From Financing Activities
Net payments under line of credit	(24,545)	(31,043)
Capital lease proceeds	206	4,356
Borrowing under note payable	3,105	2,859
Payments under notes payable	(920)	(813)
Change in book overdraft	(1,542)	(4,410)
Payments of obligations under capital lease	(2,222)	(1,666)
Proceeds from stock issued under stock option plans	1,895	206
Payment for deferred financing costs	(1,141)	—
Common shares repurchased and held in treasury	(1,633)	(420)
Excess tax benefit related to stock option exercises	260	141
Net cash used in financing activities	(26,537)	(30,790)
Effect of foreign currency on cash flow	(193)	(45)
Net change in cash and cash equivalents	2,893	(3,019)
Cash and cash equivalents at beginning of the period	6,535	9,484
Cash and cash equivalents at end of the period	$9,428	$6,465
Supplemental Cash Flow Information
Interest paid	$2,454	$2,459
Income taxes paid	3,260	1,404
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$2,378	$858